Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER
            (Sometimes referred to as "Public Transaction Agreement")

         THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement" is made as of December 7, 2005 by and between General Devices, Inc., Delaware corporation ("GDI"), GD MergerSub, Inc., a Delaware corporation ("MergerSub") and Aduromed Corporation, a Delaware corporation ("Aduromed"). GDI, MergerSub and Aduromed are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. GDI was incorporated in New Jersey in 1953 and was reorganized as a Delaware corporation in September, 2000. Its current authorized capital stock consists of (1) 100,000,000 shares of Common Stock (par value $0.0001 per share; the "Common Stock") and (2) 40,000,000 shares of Preferred Stock (par value $0.0001 per share), of which 1,259,585 shares of its Common Stock are issued and outstanding after the application of a one-for-five reverse split of the GDI common stock, and no shares of its Preferred Stock are issued and outstanding.

         B. MergerSub was incorporated in the State of Delaware in December 2001. Its authorized capital consists of 1,000 shares with a par value of $0.01 per share, of which 100 shares are issued and outstanding, all of which are owned by GDI.

         C. Aduromed was formed as a limited liability company in 1997 and was reorganized as a Delaware corporation in August, 2002. Its authorized capital stock consists of (1) 50,000,000 shares of Common Stock (par value $0.01 per share; "Aduromed Common Stock") and (2) 20,000,000 shares of Preferred Stock (par value $0.01 per share), of which 10,585,600 shares of Common Stock are issued and outstanding and 3,489,527 shares of a designated Series A Preferred Stock ("Aduromed Series A Preferred") are issued and outstanding.



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         D. The Board of Directors of GDI seeks the  acquisition of an operating business through merger or similar business combination so as to maximize its shareholder value; and the Board of Directors of Aduromed now seeks a public company with which to merge in connection with its being financed by a group of investors pursuant to a Securities Purchase Agreement with such investors, dated as of September 30, 2005.

         E. The respective Boards of Directors of the Constituent Corporations deem a merger of Aduromed with MergerSub to be advantageous to their respective shareholders, upon the terms and subject to the conditions set forth in this Merger Agreement; and

         F. The Board of Directors of each of the Constituent Corporations has approved this Merger Agreement.

         G.  The  sole   stockholder  of  MergerSub  has  approved  this  Merger
Agreement, and no approval by the stockholders of GDI is required to approve this Merger Agreement.

         H. A majority of the holders of shares of Aduromed Common Stock and a majority of the holders of shares of Aduromed Series A Preferred shall have approved the Merger prior to the Effective Time.

         NOW THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Aduromed shall merge with MergerSub in the manner, upon the terms and subject to the conditions set forth below:

         1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), MergerSub shall be merged with and into Aduromed (the "Merger") and Aduromed shall be the surviving corporation of the Merger (the "Surviving Corporation"). The Merger shall become effective upon the close of business on the later of (i) the date which shall be ten (10) days after the filing with the SEC and mailing to the stockholders of GDI of a definitive information statement pursuant to SEC Rule 14(f) describing the change in control of the Board of Directors of GDI



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(the  Information  Statement")  and (ii) the date when the Certificate of Merger shall have been executed in accordance with ss. 103 of the Delaware General Corporation Law ("DGCL") and filed with the Department of State, Division of Corporations of the office of the Delaware Secretary of State pursuant to ss.251 of the DGCL reflecting the Merger (the "Effective Time").

         2. EFFECT OF MERGER. At the Effective Time the separate corporate existence of MergerSub shall cease; the corporate identity, existence, powers, rights and immunities of Aduromed as the Surviving Corporation shall continue unimpaired by the Merger; and Aduromed shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes of MergerSub, and be subject to, and deemed to have assumed, all the debts, liabilities, obligations, restrictions and duties of MergerSub, all without further act of deed.

         3. GOVERNING DOCUMENTS. (a) Certificate of Merger. At the Effective Time a Certificate of Merger in form attached as Exhibit A hereto shall be filed with the Department of State, Division of Corporations of the office of the Delaware Secretary of State.

         (b) By-Laws. At the Effective Time the By-Laws of Aduromed shall remain as the bylaws of the Surviving Corporation.

         (c) Designations of Series A and Series B Preferred Stock. Prior to the Effective Time GDI shall have executed and filed in accordance with ss. 103 of the DGCL with the Department of State, Division of Corporations of the office of the Delaware Secretary of State (i) a Certificate of Designations setting forth resolutions of its Board of Directors establishing a class Series A Preferred Stock (par value $0.0001 per share; the "Series A Preferred") in substantially the form attached as Exhibit B hereto and (ii) a Certificate of Designations setting forth resolutions of its Board of Directors establishing a class of Series B Preferred Stock (par value $0.0001 per share; the "Series B Preferred") in substantially the form attached as Exhibit C hereto.

         4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Aduromed shall remain as the officers and directors of the Surviving Corporation. The officers and directors of GDI shall be as set forth in the Information Statement.

         5. CONVERSION OF SHARES. Subject to the terms and conditions of this Agreement, as at the Effective Time, (i) each share of Aduromed Common Stock immediately prior thereto shall be automatically changed and converted into
1.795 fully-paid and nonassessable, issued and outstanding shares of the Common Stock of GDI; (ii) each share of Aduromed Series A Preferred immediately prior thereto shall be automatically changed and converted into 1.795 fully-paid and nonassessable, issued and outstanding shares of Series A Preferred of GDI; and all outstanding shares common stock of MergerSub shall be automatically changed and converted into 100 shares of the common stock of Aduromed. All fractional shares issuable as to both the shares of Common and Series A Preferred of GDI shall be "rounded up" to a full share.

         6. CANCELLATION OF SHARES OF ADUROMED. At the Effective Time all of the previously issued and outstanding shares of both the Aduromed Common Stock and the Aduromed Series A Preferred immediately prior to the Effective Time shall be automatically retired and cancelled.




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         7.  STOCK  CERTIFICATES.  At and  after the  Effective  Time all of the outstanding certificates that, prior to that date, represented shares of Aduromed Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of GDI into which such shares of Aduromed Common Stock are to be converted as provided herein; and all outstanding certificates that, prior to that date, represented shares of MergerSub common stock shall be deemed for all purposes to evidence ownership of and to represent the same number of shares of the Common Stock of Aduromed. At and after the Effective Time all of the outstanding certificates that, prior to that date, represented shares of Aduromed Series A Preferred shall be deemed for all purposes to evidence ownership of and to represent the number of shares of the series of GDI's into which such shares are to be converted as provided herein. The registered owner on the books and records of Aduromed of any such outstanding share certificates for Aduromed Common or Series A Preferred shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to GDI, as the Surviving Corporation, or to its transfer agent, shall be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distribution upon, the shares of the Surviving Corporation's Common Stock and Series A Preferred, evidenced by such outstanding certificate as above provided.

         8. CONVERSION OF OPTIONS AND WARRANTS. (a) At the Effective Time, all outstanding and unexercised portions of all options and warrants to purchase a share of Common Stock of Aduromed shall become options and warrants, respectively, to purchase 1.795 shares of Common Stock of GDI, as the Surviving Corporation; all outstanding and unexercised portions of all options and warrants to purchase a share of Aduromed Series A Preferred, if any, shall become options and warrants to purchase 1.795 shares of the Preferred Stock of the same series; and such resulting options and warrants shall be, except as to fractional shares (referred to in paragraph 8(b) below) and exercise prices (which shall be reduced by a factor of 1.795 per share), be upon the same terms and conditions as to vesting (with credit for time of employment with Aduromed), exercisability and all other material terms and conditions as the options and warrants originally granted or issued.

         (b) Fractional Shares. Upon the exercise of any option or warrant assumed by the Surviving Corporation as provided paragraph 8(a) above, cash shall be paid by the Surviving Corporation for any fractional share issuable upon exercise of the option or warrant equal in each instance to the fair market value per share upon exercise thereof multiplied by the applicable fraction less the unpaid exercise price per share for such fraction.

         9. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its Successors or assigns, GDI shall execute and deliver on behalf of MergerSub, and MergerSub shall execute and deliver, such deeds, assignments and other instruments, and shall take or cause to be taken all such further action as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets rights privileges, immunities, powers, franchises and authority of Aduromed, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of GDI, MergerSub, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

         10. CONDITION. The consummation of the Merger is subject to (i) the approval of this Merger Agreement and the Merger contemplated hereby, by (A) a majority of the holders of the Aduromed shares of common stock and a majority of the holders of its series A preferred shares and (B) the holder of the shares of common stock of MergerSub prior to the Effective Time and (ii) compliance with all federal securities law requirements.

         11. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated by mutual agreement of the respective Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of the Constituent Corporations.



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         12.  AMENDMENT.  At any time prior to the Effective  Time,  this Merger
Agreement may be amended, modified or supplemented by unanimous agreement of the respective Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the their shareholders; provided, however, that such amendment, modification or supplement shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any share of any class or series of stock of Aduromed; (ii) alter or change any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or
(iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any share of any class or series of either of the Constituent Corporations.

         13. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as presently amended.

         14. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Delaware without reference to the principles of conflicts of law or choice of laws.

         15. COUNTERPARTS FACSIMILE SIGNATURES. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original. The execution of this Agreement may be effected by means of facsimile signatures on counterpart copies exchanged between counsel to the parties with the original documents to follow via overnight delivery.

                             ***SIGNATURES FOLLOW***











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         IN WITNESS WHEREOF,  this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officer hereunto duly authorized.

ADUROMED CORPORATION                             GENERAL DEVICES, INC.



By: /s/ Damien R. Tanaka                         By: /s/ Kevin Halter, Jr.
   ----------------------------                     ----------------------------
   Damien R. Tanaka, President                      Kevin Halter, Jr., President



GD MERGERSUB, INC.

By: /s/ Kevin Halter, Jr.
   ----------------------------
   Kevin Halter, Jr., President

















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